SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
March 11, 2004

LUMENIS LTD.

(Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	0-13012 (Commission File Number)	N.A. (I.R.S. Employer Identification No.)

P.O. Box 240, Yokneam, Israel (Address of principal executive offices)	20692 (Zip Code)

Registrant’s telephone number, including area code:
972-4-959-9000

Item 5. Other Events and Required FD Disclosure.

On March 11, 2004, Lumenis Ltd. (the “Company”) issued a press release relating to changes in its relationship with WaveLight Laser Technologie AG. A copy of the Press release is attached hereto as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

      (c) Exhibits

99.1 Press Release dated March 11, 2004, relating to changes in Lumenis’ relationship with WaveLight Laser Technologie AG.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LUMENIS LTD. BY: /S/ Kevin R. Morano —————————————— Kevin R. Morano Senior Vice President Finance and Chief Financial Officer

Dated: March 11, 2004

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated March 11, 2004, relating to changes in Lumenis’ relationship with
WaveLight Laser Technologie AG.

EXHIBIT 99.1

PRESS RELEASE

Lumenis Announces Changes in WaveLight Relationship

YOKNEAM, Israel

March 11, 2004

Lumenis Ltd. (LUME.PK) announced today that during discussions to restructure its relationship with WaveLight Laser Technologie AG of Erlangen, Germany it received from WaveLight a notice of termination of the distribution agreement covering Europe and other areas outside the U.S. Lumenis is evaluating its response to the notice. Lumenis markets, sells and services the ALLEGRETTO WAVETM Excimer Laser under exclusive agreements in the U.S., in most major countries in Europe and in China.

Avner Raz, President and Chief Executive Officer, said “As part of our Turnaround Plan we have been evaluating all of our business activities to improve our profitability. An important step was to renegotiate the distribution agreements with WaveLight, which did not meet our profitability objectives. We are disappointed that WaveLight has decided to issue a notice of termination during these discussions. We will of course work to restructure the agreements or terminate them in an orderly fashion. During this period we will continue to provide full support to our customers.”

The parties intend to also discuss the future of the U.S. Sales Representative Agreement between the parties and their continued cooperation in the U.S. market. Under the European and ROW agreements, Lumenis acts as the exclusive distributor of the ALLEGRETTO WAVE with sales of approximately $15 million for the first 9 months of 2003. Under the U.S. agreement, Lumenis serves as the exclusive sales agent in the U.S. responsible for marketing, sales and service and support.

About Lumenis

Lumenis develops, manufactures, and markets state-of-the-art proprietary laser and intense pulsed light devices. Its systems are used in a variety of aesthetic, ophthalmic, surgical and dental applications, including skin treatments, hair removal, non-invasive treatment of vascular lesions and pigmented lesions, acne, psoriasis, ENT, gynecology, urinary lithotripsy, benign prostatic hyperplasia, open angle glaucoma, diabetic retinopathy, secondary cataracts, age-related macular degeneration, vision correction, neurosurgery, dentistry and veterinary. For more information about the Company and its products visit www.lumenis.com.

The statements in this press release that are not historical facts are forward-looking statements which are subject to risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward looking statements based on a variety of factors, including, among others: uncertainties with respect to market acceptance of the Company’s products, the implementation and outcome of our Turnaround Plan, obtaining regulatory approvals for new products or for the sale of existing products in new markets and enforcement of intellectual property rights; risks associated with competition and competitive pricing pressures, economic conditions generally, the Company’s international operations and the Company’s ability to integrate its operations with those of acquired businesses; the outcome of the Securities and Exchange Commission investigation and several securities class action lawsuits to which the Company is subject and the outcome of the independent investigation conducted by the Audit Committee; uncertainties relating to the Company’s continuing liquidity; and other risks detailed from time to time in the reports filed by Lumenis with the SEC, including its annual report on Form 10-K and quarterly reports on Form 10-Q.

Contacts: Kevin Morano
CFO
212-515-4187